UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2011 (September 12, 2011)

CAPITOL BANCORP LTD.
(Exact Name of Registrant as Specified in its Charter)
____________________________

Michigan (State or other jurisdiction of incorporation)	001-31708 (Commission File No.)	38-2761672 (IRS Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Lansing, Michigan 48933
(Address of Principal Executive Offices)  (Zip Code)

(517) 487-6555
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 12, 2011, Nicholas G. Hahn was appointed to the position of interim chief financial officer of Capitol Bancorp Ltd.  Mr. Hahn, age 50, is a Certified Public Accountant and has served in various accounting and finance positions since 1982.  Since 2009, he has been a financial and management consultant, and recently interim chief financial officer to NewDay Financial, LLC, a national government guaranteed lender.  From 2006 until 2009, he served as chief financial officer of Senior Lending Network, a Belgian bank-owned mortgage origination and servicing company based in New York, helping the company enter two new lines of business and significantly grow its revenue and customer bases. In this position, he directed all financial functions, including treasury, cash management, bank and investor relations, secondary marketing, business unit P&L management, and investor, regulatory and management information reporting.  Mr. Hahn has also served as chief financial officer for a large cooperatively owned private bank where he directed all finance and accounting functions, and as executive vice president of a publicly traded mortgage bank where he coordinated all production accounting and finance activities supporting four channels of mortgage origination.

Mr. Hahn received a bachelor’s degree in commerce from DePaul University and a master’s degree in business administration from the University of Chicago.

Pursuant to a verbal agreement, Mr. Hahn, as interim chief financial officer, is to be paid a one-time grant of 100,000 options to purchase common stock, a base salary of $250,000 per year and a living allowance of $3,000 per month.  He will also have the potential to earn a discretionary bonus, performance-based salary increases and the ability to participate in employee incentive stock option grants.

A copy of the press release announcing Mr. Hahn’s appointment is attached as an Exhibit to this report.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1  Press Release of Capitol Bancorp Ltd. dated September 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2011	CAPITOL BANCORP LTD. (Registrant) /s/ Cristin K. Reid Cristin K. Reid Corporate President

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 12, 2011